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                                                                    Exhibit 4(b)

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT

          THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is signed as of September ___, 2000 by Fund Asset Management, L.P., (the "Manager"), Master Mid Cap Growth Trust (the "Trust"), Merrill Lynch Mid Cap Growth Fund, Inc. (the "ML Fund") and Mercury Mid Cap Growth Fund, Inc. (the "Mercury Fund," and together with the ML Fund, the "Funds").

         WHEREAS, the Manager has entered into an investment management agreement with the Trust whereby the Manager manages the Trust's portfolio of investments under the overall supervision of the Trust's Board of Trustees;

         WHEREAS, the Manager has entered into a separate administration agreement with each of the ML Fund and the Mercury Fund, whereby the Manager provides certain administrative services to each Fund;

         WHEREAS, the Manager desires to waive all or a portion of its fees and/or reimburse expenses of the Trust and/or one or both of the Funds;

         WHEREAS, the Manager understands and intends that the Trust and each Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Trust and each Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Trust and each Fund to do so; and

         WHEREAS, shareholders of the Trust and each Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Trust and Fund operating expenses than they would absent such waivers and/or reimbursements.

         NOW, THEREFORE, the Manager agrees to waive fees and/or reimburse expenses of the Trust, the ML Fund and/or the Mercury Fund to the extent necessary to limit the ordinary annual operating expenses of each class of each of the ML Fund and the Mercury Fund to 1.60%, excluding class-specific distribution and account maintenance fees. The relative amounts of the waiver of fees and reimbursement of expenses by the Manager will be determined by the Manager in its discretion, so long as the total ordinary expenses incurred by each Fund do not exceed the amounts stated above. This contractual fee waiver and/or reimbursement shall be effective for the current fiscal year of the Trust and each Fund and for fiscal years thereafter unless the Manager shall notify the Trust and each Fund of the termination of the contractual fee waiver and/or reimbursement not less than 30 days prior to the end of the then current fiscal year.
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         IN WITNESS WHEREOF, the Manager, the Trust, the ML Fund and the Mercury
Fund have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.

                                          FUND ASSET MANAGEMENT, L.P.


                                          By: ________________________________
                                              Name:
                                              Title:



                                          MASTER MID CAP GROWTH TRUST


                                          By: ________________________________
                                              Name:
                                              Title:



                                          MERRILL LYNCH MID CAP GROWTH
                                          FUND, INC.


                                          By: ________________________________
                                              Name:
                                              Title:



                                          MERCURY MID CAP GROWTH FUND, INC.


                                          By: ________________________________
                                              Name:
                                              Title:


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